N SAR Item 77Q3 Exhibit
Because the electronic format of filing
Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


Evergreen Health Care Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		0		0.0000		4,435,229	18.03
Class B		0		0.0000		1,393,056	16.45
Class C		0		0.0000		1,671,281	16.44
Class I		0		0.0000	  	238,581		18.62


Evergreen Utility and Telecommunications Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		4,079,059	0.1482		26,502,497	11.67
Class B		286,964		0.1043		2,621,028	11.67
Class C		756,776		0.1038		6,949,219	11.66
Class I		154,037		0.1629		731,201		11.68